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                                 Exhibit 99.1

           BOSTON LIFE SCIENCES' SECOND NATIVE GROWTH FACTOR (AF-1) REGENERATES CORTICOSPINAL TRACT IN EXPERIMENTAL SPINAL CORD INJURY

November 29, 1999--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that AF-1, a naturally-occurring small molecule secreted by support cells of the Central Nervous System (CNS), was able to regenerate axons in the corticospinal tract of the spinal cord following experimental transection in an animal model. The axon-regenerative ability of AF-1 was similar to that achieved using Inosine, which was the subject of a recently published paper in the Proceedings of the National Academy of Sciences (PNAS) and an extensive press release by Children's Hospital, Boston dated November 11, 1999. The activity reported for Inosine was the first published instance of substantial regeneration of the corticospinal tract after injury. The corticospinal tract is extremely important, as it controls all motor function in humans and higher primates. BLSI has licensed both Inosine and AF-1 from Children's Hospital. Dr. Larry Benowitz, Director of the Laboratories for Neuroscience Research in Neurosurgery at Children's Hospital, leads the team working on both growth factors.

The experimental study using AF-1 was identical to the study published in PNAS, except that highly purified AF-1 was substituted for Inosine. Following corticospinal tract hemi-transection, AF-1 was administered directly to that section of the motor cortex of the brain that gives rise to axons descending in the uninjured side of the corticospinal tract. Following 10 days of treatment, numerous axons were seen to cross from the uninjured side of the corticospinal tract to the injured side below the level of the transection. These axons then descended down the injured side, thereby effectively reconstituting the transected corticospinal tract.

"We believe that these results strengthen our position as one of the leaders in the field of CNS regeneration," stated Marc Lanser, MD, and Chief Scientific Officer of BLSI. "We now have two extremely potent natural compounds that have demonstrated the ability to regrow long nerve tracts in the important corticospinal tract of the spinal cord. We expect to determine which growth factor will be our lead clinical development compound in the coming months. Additional animal models of spinal cord injury and stroke should help us make that determination," added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to AF-1 and Inosine, BLSI's products awaiting FDA review, in clinical trials or in preclinical development include:
Altropane(TM), a radioimaging agent for the diagnosis of Attention Deficit Disorder and Parkinson's Disease; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and Therafectin(R), an oral drug for the treatment of Rheumatoid Arthritis.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, schedules of IND, NDA, and other regulatory submissions, the timing of product introductions, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the availability of financing, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.

For additional information, please contact:

Corporate                        Investor                Media
Marc Lanser, M.D.                Maria Zapf              Jim Weinrebe
Chief Scientific Officer         Investor Relations      Schwartz Communications
617.425.0200                     617.425.0200            781.684.0770